CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-232150, 333-224468, and 333-224470 on Form S-8 of our report dated March 13, 2020, relating to the financial statements of Goosehead Insurance, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 13, 2020